Exhibit 99.1
                        Press Release dated May 27, 2003
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                             GERON AMENDS DEBENTURES

Menlo Park, CA - May 27, 2003 -- Geron Corporation (Nasdaq: GERN) announced today that its Series D convertible debentures have been amended to provide for an automatic conversion into equity on the maturity date.

The current outstanding Series D debentures amount to $15.0 million plus accrued interest and have a maturity date of June 30, 2005. The amendment eliminates future interest accruals and provides for a fixed conversion price of $5.00 per share with a mandatory conversion date of June 30, 2005, if not previously converted. The terms of the warrants issued with the debentures were also amended to adjust the exercise prices to a premium to Geron's current market price. The exercise periods on the warrants were unchanged.

"This agreement with the holder of the debenture, to provide for the mandatory conversion of the debt into equity, changes the debt instrument into an equity instrument and eliminates the $15 million repayment obligation," stated David L. Greenwood, Geron's chief financial officer. "With this amendment, except for a minor amount of equipment financing, Geron is debt free. Combined with the $20 million financing in April, the company's cash position is improved by $35 million. In this respect, the current financial resources, including $56 million in cash, should fund the company beyond the next two years."

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding Geron's financial condition constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks regarding the development and commercialization of potential products, need for additional capital, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2003.

Contact:

Investor and Media Relations
Geron Corporation
David Greenwood
650-473-7765

Additional information about Geron Corporation can be obtained at http://www.geron.com.
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